                                                               HECO Exhibit 13.2
                                                               -----------------

Selected Financial Data
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries


Years ended December 31                      1999               1998              1997         1996         1995
------------------------------------------------------------------------------------------------------------------
(in thousands)
Income statement data
Operating revenues.................     $ 1,050,323      $  1,008,899      $1,098,755    $1,071,426     $  981,990
Operating expenses.................         927,482           892,747         987,715       962,635        879,268
                                        -----------      ------------      ----------    ----------     ----------
Operating income...................         122,841           116,152         111,040       108,791        102,722
Other income.......................           8,054            16,832          19,042        20,675         16,325
                                        -----------      ------------      ----------    ----------     ----------
Income before interest
 and other charges.................         130,895           132,984         130,082       129,466        119,047
Interest and other charges.........          54,495            48,754          48,233        44,253         42,024
                                        -----------      ------------      ----------    ----------     ----------
Income before preferred
 stock dividends of HECO...........          76,400            84,230          81,849        85,213         77,023
Preferred stock
 dividends of HECO.................           1,178             3,454           3,660         3,865          4,126
                                        -----------      ------------      ----------    ----------     ----------
Net income for common stock........     $    75,222      $     80,776      $   78,189    $   81,348     $   72,897
                                        ===========      ============      ==========    ==========     ==========

At December 31                             1999             1998             1997          1996           1995
------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
Balance sheet data
Utility plant..................         $ 3,034,517      $  2,925,344      $2,797,886    $2,674,419     $2,483,005
Accumulated depreciation.......          (1,076,373)         (982,172)       (904,781)     (828,917)      (762,770)
                                        -----------      ------------      ----------    ----------     ----------
Net utility plant..............         $ 1,958,144      $  1,943,172      $1,893,105    $1,845,502     $1,720,235
                                        ===========      ============      ==========    ==========     ==========
Total assets...................         $ 2,302,809      $  2,311,253      $2,212,314    $2,165,546     $2,016,283
                                        ===========      ============      ==========    ==========     ==========

Capitalization:/1/
Short-term borrowings
 from non-affiliates
 and affiliate.................         $   107,013      $    139,413      $   95,581    $  125,920     $  138,753
Long-term debt.................             646,029           621,998         627,621       602,226        517,209
Preferred stock subject to
mandatory redemption...........                  --            33,080          35,770        38,955         41,750
Preferred stock not subject
to mandatory redemption........              34,293            48,293          48,293        48,293         48,293
HECO-obligated preferred
 securities of
 subsidiary trusts.............             100,000           100,000          50,000            --             --
Common stock equity............             806,103           786,567         769,235       751,311        696,905
                                        -----------      ------------      ----------    ----------     ----------
Total capitalization...........         $ 1,693,438      $  1,729,351      $1,626,500    $1,566,705     $1,442,910
                                        ===========      ============      ==========    ==========     ==========

Capital structure ratios (%)/1/
Debt...........................                44.5              44.0            44.4          46.5           45.5
Preferred stock................                 2.0               4.7             5.2           5.5            6.2
HECO-obligated preferred
 securities of
 subsidiary trusts.............                 5.9               5.8             3.1            --             --
Common stock equity............                47.6              45.5            47.3          48.0           48.3
------------------------------------------------------------------------------------------------------------------

/1/ Includes amounts due within one year, short-term borrowings from nonaffiliates and affiliate, and sinking fund and optional redemption payments.
Note: HEI owns all of HECO's common stock. Therefore, per share data is not meaningful.

Management's Discussion and Analysis of Financial Condition and
Results of Operations
--------------------------------------------------------------------------------

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.


Results of operations
--------------------------------------------------------------------------------

Earnings

Net income for common stock for 1999 was $75.2 million compared to $80.8 million for 1998 and $78.2 million for 1997. The 1999 net income represents a 9.4% return on the average amount of common stock equity invested in the Company, compared to returns of 10.4% in 1998 and 10.3% in 1997.

Sales

Consolidated sales of electricity were 8,985 million kilowatthours (KWH) for 1999, 8,870 million KWH for 1998, and 8,963 million KWH for 1997. The 1.3% increase in KWH sales in 1999 was primarily due to an increase in the number of customers and the slight improvement in Hawaii's economy, partly offset by cooler temperatures which result in lower residential and commercial air conditioning usage. The decrease in KWH sales in 1998 and 1997 were partly due to Hawaii's slow economy and partly due to cooler temperatures.

Operating revenues

The rate schedules of the Company include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power costs, and the relative amounts of company-generated power and purchased power.

     Operating revenues were $1,050.3 million in 1999, compared to $1,008.9 million in 1998 and $1,098.8 million in 1997. The 1999 increase in operating revenues of $41.4 million, or 4.1%, was due to higher fuel oil prices which were passed through to customers ($21.1 million), a 1.3% increase in KWH sales ($11.7 million), and the remainder was due primarily to higher rates at MECO. The 1998 decrease in operating revenues of $89.9 million, or 8.2%, was due primarily to lower fuel oil prices ($82.1 million), and a 1.0% decrease in KWH sales ($9.8 million). The 1997 increase in operating revenues of $27.4 million, or 2.6%, was due primarily to higher fuel oil prices, and recovery through rates of Integrated Resource Planning (IRP) related costs, including Demand Side Management (DSM) program costs, lost margins and shareholder incentives related to the DSM programs, partly offset by the decrease in KWH sales.


Operating expenses

Total operating expenses were $927.5 million in 1999 compared to $892.7 million in 1998 and $987.7 million in 1997. The increase in 1999 was due to increases in expenses for fuel oil, purchased power, maintenance, depreciation and amortization, and taxes other than income taxes, partly offset by a decrease in other operation expense. The decrease in 1998 was due to decreases in expenses for fuel oil, purchased power, other operation, maintenance, and taxes other than income taxes. The increase in 1997 was due to increases in expenses for fuel oil, purchased power, other operation, depreciation and amortization, and taxes other than income taxes.

  Fuel oil expense was $216.7 million in 1999 compared to $195.9 million in 1998 and $257.0 million in 1997. The 10.6% increase in fuel oil expense in 1999 was due primarily to higher fuel oil prices and more KWHs generated. The decrease in fuel oil expense in 1998 was due primarily to lower fuel oil prices and better generating unit efficiency, partly offset by an increase in KWH generated. The increase in fuel oil expense in 1997 was due primarily to higher fuel oil prices. In 1999, the Company paid an average of $20.46 per barrel for fuel oil, compared to $19.14 in 1998 and $25.19 in 1997.

--------------------------------------------------------------------------------

     Purchased power expense was $275.7 million in 1999 compared to $274.5 million in 1998 and $292.9 million in 1997. The increase in purchased power expense in 1999 was due to higher fuel oil prices, partly offset by fewer KWH purchased. The decrease in purchased power expense in 1998 was due to lower fuel prices and fewer KWH purchased. Purchased power expense increased in 1997 due primarily to higher fuel oil prices and more KWH purchased. Purchased KWH provided approximately 35.7% of the total energy net generated and purchased in 1999 compared to 36.6% in 1998 and 38.1% in 1997.

     Other operation expenses totaled $136.3 million in 1999, compared to $143.0 million in 1998 and $149.0 million in 1997. The decrease in other operation expenses in 1999 was due primarily to lower employee benefit costs, including lower pension costs and other postretirement benefit expense. The decrease in other operation expenses in 1998 was due primarily to lower pension costs and postretirement benefits costs and negotiated bargaining unit benefit changes. Other operation expenses increased in 1997 due primarily to higher IRP related costs, including full scale DSM program costs. HEI charges for general management, administrative and support services totaled $1.8 million in 1999, $1.9 million in 1998 and $2.2 million in 1997.

     Maintenance expenses in 1999 of $57.4 million increased by $14.2 million from 1998 due primarily to higher production maintenance expenses largely due to more generating unit overhaul work and more transmission and distribution maintenance work. Maintenance expenses in 1998 of $43.2 million decreased by $6.7 million from 1997 due primarily to less generating unit overhaul and corrective maintenance work. Maintenance expenses in 1997 of $49.9 million decreased by $2.4 million from 1996 due primarily to lower maintenance on the transmission and distribution systems on Oahu and lower production maintenance expenses for HELCO and MECO.

     Depreciation and amortization expense was up 8.9% in 1999 to $93.3 million, up 4.4% in 1998 to $85.7 million and up 11.7% in 1997 to $82.0 million. In all years, the increases reflect depreciation on additions to plant in service in the previous year. Major additions to plant in service included MECO's Maalaea 17 generating unit in the third and fourth quarter 1998, HECO's Kamehameha Highway distribution projects in the fourth quarter 1998, and MECO's Maalaea-Lahaina 3rd 69-kv line and generation expansion projects on Lanai and Molokai in 1996.

     Taxes, other than income taxes, increased by 4.2% in 1999 to $99.8 million, decreased by 8.1% in 1998 to $95.8 million and increased by 2.8% in 1997 to $104.2 million. These taxes consist primarily of taxes based on revenues, and the decrease or increase in these taxes reflect the corresponding decrease or increase in each year's operating revenues.

Operating income

Operating income for 1999 increased 5.8% compared to 1998 due to higher KWH sales, lower other operation expenses and income taxes, partially offset by higher maintenance and depreciation and amortization expenses. Operating income for 1998 increased 4.6% compared to 1997 due to lower other operation and maintenance expenses, partly offset by lower KWH sales and higher depreciation and amortization expenses and income taxes. Operating income for 1997 increased 2.1% compared to 1996 due in part to higher DSM program related shareholder incentives, partially offset by increased expenses.

Other income

Other income for 1999 totaled $8.1 million compared to $16.8 million for 1998, and $19.0 million for 1997. The decreases in all years were due primarily to lower Allowance for Equity Funds Used During Construction (AFUDC-Equity). AFUDC-Equity for 1999 was significantly lower than 1998 due to a lower base on which AFUDC-Equity is calculated, including the termination of AFUDC-Equity related to the expansion of the Keahole power plant. Effective December 1, 1998, HELCO decided to discontinue the accrual of AFUDC-Debt and AFUDC-Equity on CT-4 and CT-5. AFUDC-Equity would have been approximately $350,000 per month greater had there not been this discontinuance (see "HELCO power situation" in Note 11 of the "Notes to Consolidated Financial Statements"). The 1998 and 1997 decreases were also due to less interest income on deferred IRP costs.

--------------------------------------------------------------------------------

Interest and other charges

Interest and other charges for 1999 totaled $54.5 million, compared to $48.8 million for 1998 and $48.2 million for 1997. Interest and other charges included $7.7 million of preferred securities distributions by HECO's trust subsidiaries in 1999, $4.2 million in 1998, and $3.1 million in 1997. See Note 3 in the "Notes to Consolidated Financial Statements" for a discussion of the preferred securities issued by the Trusts.

  The 1999 decrease in interest on long-term debt of $0.6 million was due to lower revenue bond interest rates. In September 1999, $50.0 million of 7 5/8% Series 1988 Special Purpose Revenue Bonds sold by the State of Hawaii Department of Budget and Finance on behalf of HECO, MECO and HELCO, were refinanced using the proceeds from 5.75% Refunding Series 1999B Special Purpose Revenue Bonds, sold in August 1999. In October 1999, $11.4 million of 7.20% Series 1984 Special Purpose Revenue Bonds sold by the State of Hawaii Department of Budget and Finance on behalf of HELCO, were refinanced using the proceeds from 5.50% Refunding Series 1999A Special Purpose Revenue Bonds, sold in August 1999. The 1999 decrease was partially offset by interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1999, and the full year's interest on the 1998 drawdowns of revenue bond proceeds.

  The 1998 increase in interest on long-term debt of $1.0 million was due to interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1998, and the full year's interest on the 1997 drawdowns of revenue bond proceeds. The 1998 increase was partially offset by lower revenue bond interest rates, and lower medium-term note interest. In April 1998, $57.5 million of 6 7/8% Refunding Series 1987 Special Purpose Revenue Bonds sold by the State of Hawaii Department of Budget and Finance on behalf of HECO, MECO and HELCO, were refinanced using the proceeds from 4.95% Refunding Series 1998A Special Purpose Revenue Bonds, sold in March 1998. In December 1998, HECO's 5.83% medium-term note in the principal amount of $30 million was retired.

  The 1997 increase in interest on long-term debt of $3.1 million was due to interest on drawdowns of tax-exempt special purpose revenue bond proceeds during 1997, and the full year's interest on the 1996 drawdowns of revenue bond proceeds. The 1997 increase was partially offset by lower interest on first mortgage bonds resulting from the retirement in March 1997 of HECO's 5.75% Series O mortgage bonds in the principal amount of $13 million, and the early redemptions in November 1997 of MECO's 7.875% Series G and 7.75% Series H mortgage bonds totaling $7 million and in December 1997 of HECO's 7 5/8% Series S mortgage bonds in the principal amount of $10 million.

  Other interest charges of $6.7 million for 1999 were $1.0 million higher than for 1998 primarily due to higher interest on deferred IRP costs. Other interest charges of $5.7 million for 1998 were $2.0 million lower than for 1997 due to lower interest on short-term borrowings as a result of lower borrowing levels during 1998. Other interest charges of $7.7 million for 1997 were $1.8 million lower than for 1996 due to lower interest on short-term borrowings as a result of lower borrowing levels during 1997, partially offset by higher interest rates.

  Preferred stock dividends of subsidiaries decreased by $1.6 million in 1999, nil in 1998 and $0.1 million in 1997. The decrease in dividends for all years is attributed to the scheduled sinking fund and optional redemptions of preferred stock. See Note 2 in the "Notes to Consolidated Financial Statements."

Competition

The electric utility industry is becoming increasingly competitive. Independent power producers are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without cogeneration, has made inroads in Hawaii and is a continuing competitive factor. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. HECO and its subsidiaries have been able to compete successfully by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater.

--------------------------------------------------------------------------------

  Legislation has been introduced in Congress to facilitate competition in the electric utility industry. The bills generally respect the state's right to implement retail wheeling and in one case has exempted Hawaii and Alaska due to their lack of interties. The proposed "Comprehensive Electricity Competition Act," submitted to Congress in May 1999, includes a provision that would allow states to "opt out" of the proposed retail competition deadline of January 1, 2003.

  On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. See "Competition proceeding" in Note 11 of the "Notes to Consolidated Financial Statements."

Regulation of electric utility rates

The PUC has broad discretion in its regulation of the rates charged by HECO and its utility subsidiaries and in other matters. Any adverse decision and order (D&O) by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. Management cannot predict with certainty when D&Os in pending or future rate cases will be rendered or the amount of any interim or final rate increase that may be granted.

Recent rate requests

HECO and its utility subsidiaries initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs, the cost of purchased power and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of February 16, 2000, the return on average common equity (ROACE) found by the PUC to be reasonable in the most recent final rate decision for each utility was 11.4% for HECO (D&O issued on December 11, 1995 and based on a 1995 test year), 11.65% for HELCO (D&O issued on April 2, 1997 and based on a 1996 test year) and 10.94% for MECO (amended D&O issued on April 6, 1999 and based on a 1999 test year). For 1999, the actual simple average ROACE (calculated under the rate-making method and reported to the PUC) for HECO, HELCO and MECO were 10.41%, 7.56% and 9.64%, respectively.

Hawaii Electric Light Company, Inc.

  In October 1999, HELCO filed a request to increase rates by 9.6%, or $15.5 million in annual revenues, based on a 2000 test year, primarily to recover (1) costs relating to an agreement to buy power from the 60 MW plant of Hamakua Energy Partners, L.P., formerly known as Encogen Hawaii, L.P. (Hamakua Partners) and (2) depreciation of and a return on additional investments in plant and equipment since the last rate case, including pre-air permit facilities placed in service at the Keahole power plant. In its application, HELCO presented evidence to justify an ROACE of 13.5% for the 2000 test year.

  The timing of a future HELCO rate increase request, if any, to recover costs relating to adding CT-4 and CT-5 will depend on future circumstances. See "HELCO power situation" in Note 11 of the "Notes to Consolidated Financial Statements."

Maui Electric Company, Limited

  In January 1998, MECO filed a request to increase rates, based on a 1999 test year, primarily to recover costs relating to the addition of generating unit M17 in late 1998. In November 1998, MECO revised its requested increase to 11.9%, or $16.4 million in annual revenues, based on a 12.75% ROACE. In December 1998, MECO

--------------------------------------------------------------------------------

received an interim D&O from the PUC and in April 1999, MECO received an amended final D&O from the PUC which authorized an 8.2%, or $11.3 million, increase in annual revenues, based on a 1999 test year and a 10.94% ROACE.

  In March 1999, the PUC issued a D&O denying MECO's request to include $0.8 million in its rate base for exhaust flow enhancers, which were provided as part of a settlement for a warranty claim. MECO wrote-off the $0.8 million in 1999.

  Later this year, MECO expects to file a rate increase request, based on a 2001 test year, primarily to recover costs relating to the addition of generating unit M19 in early 2001.

Energy cost adjustment (ECA) clauses

The rate schedules of HECO, HELCO and MECO include ECA clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. Accordingly, changes in fuel oil prices and certain components of purchased power costs are passed on to customers. In the December 30, 1997 D&O's approving HECO and its subsidiaries' fuel supply contracts, the PUC noted that, in light of the length of the fuel supply contracts and the relative stability of fuel prices, the need for the continued use of ECA clauses will be the subject of investigation in a generic docket or in a future rate case. In MECO's and HELCO's rate increase applications based on a 1999 and 2000 test year, respectively, each company stated that it believed that its ECA clause continues to be necessary. In the amended final D&O for MECO's 1999 test year rate increase application, MECO's ECA clause was continued.

Accounting for the effects of certain types of regulation

In accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs based on current cost-based rate-making regulations. Management believes HECO and its subsidiaries' operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position, or liquidity would result. See Notes 1 and 6 in the "Notes to Consolidated Financial Statements."

Commitments and contingencies

See Note 11 in the "Notes to Consolidated Financial Statements."

Environmental matters

HECO and its subsidiaries are subject to environmental laws and regulations which could potentially impact the Company in material adverse respects in terms of operating existing facilities, constructing and operating new facilities and ensuring the proper cleanup and disposal of hazardous waste and toxic substances. Management believes that the recovery through rates of most, if not all, of any costs incurred by HECO and its subsidiaries in complying with these environmental requirements would be allowed by the PUC. Based on information available to the Company, management is not aware of any contingent liabilities relating to environmental matters that would have a material adverse effect on the Company. See Note 11 in the "Notes to Consolidated Financial Statements."

Year 2000 issue

HECO and its subsidiaries successfully addressed Year 2000 date issues with no major disruptions of its business operations, no power outages and no major problems with vendors. The cost of initiatives undertaken primarily for Year 2000 remediation is estimated to total $4.3 million, including $0.2 million of capitalized amounts. No significant expenditures are anticipated for Year 2000 date issues in the future.

--------------------------------------------------------------------------------

Effects of inflation

U.S. inflation, as measured by the U.S. Consumer Price Index, averaged 2.2% in 1999, 1.6% in 1998 and 2.3% in 1997. Hawaii inflation, as measured by the Honolulu Consumer Price Index, averaged an estimated 0.5% in 1999, (0.2)% in 1998 and 0.7% in 1997. Although the rate of inflation over the past three years has been relatively low compared with the late 1970's and early 1980's, inflation continues to have an impact on the Company's operations.

  Inflation increases operating costs and the replacement cost of assets. With significant physical assets, HECO and its subsidiaries replace assets at much higher costs and must request and obtain rate increases to maintain adequate earnings. In the past, the PUC has generally approved rate increases to cover the effects of inflation. In 1999 and 1997, MECO and HELCO received rate increases, in part to cover increases in construction costs and operating expenses due to inflation.

Recent accounting pronouncement

See "Recent accounting pronouncement" in Note 1 of the "Notes to Consolidated Financial Statements."


Liquidity and capital resources
--------------------------------------------------------------------------------

The Company believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and to cover debt and other cash requirements in the foreseeable future.

  Capital expenditures requiring the use of cash, as shown on the "Consolidated Statements of Cash Flows," totaled approximately $108.1 million in 1999, of which $63.3 million was attributable to HECO, $20.6 million to HELCO and $24.2 million to MECO. Approximately 71% of the total 1999 capital expenditures was for transmission and distribution projects and approximately 29% was for generation and general plant projects. Cash contributions in aid of construction received in 1999 totaled $13.8 million.

  In 1999, the Company's investing activities used $91.2 million in cash, primarily for capital expenditures. Financing activities used net cash of $120.3 million, including $64.7 million for the payment of common and preferred stock dividends and preferred securities distributions, $47.1 million for preferred stock redemptions and $32.4 million for the net repayment of short-term borrowings, partially offset by a $23.9 million net increase in long-term debt. Operating activities provided $158.7 million toward capital expenditures, preferred stock redemptions and other cash requirements.

  The Companies' consolidated financing requirements for 2000 through 2004, including net capital expenditures and long-term debt and preferred stock retirements, are estimated to total $595 million. HECO's consolidated internal sources, after the payment of common stock and preferred stock dividends, are expected to provide cash in excess of the consolidated financing requirements and may also be used to repay short-term borrowings.

  As of December 31, 1999, $40.2 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO, MECO and HELCO remains undrawn. Also as of December 31, 1999, an additional $65 million of special purpose revenue bonds was authorized by the Hawaii Legislature for issuance by the Department of Budget and Finance of the State of Hawaii for the benefit of HECO and HELCO prior to the end of 2003. HECO does not anticipate the need to issue new common equity over the five-year period. The PUC must approve issuances, if any, of long-term securities by HECO, HELCO and MECO.

--------------------------------------------------------------------------------

  Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures for the five-year period 2000 through 2004 are currently estimated to total $571 million. Approximately 70% of forecast gross capital expenditures, including AFUDC and capital expenditures funded by third-party cash contributions in aid of construction, is for transmission and distribution projects, with the remaining 30% primarily for generation projects.

  For 2000, net capital expenditures are estimated to be $140 million. Gross capital expenditures are estimated to be $161 million, including approximately $109 million for transmission and distribution projects, approximately $39 million for generation projects and approximately $13 million for general plant and other projects. Drawdowns of proceeds from previous and future sales of tax-exempt special purpose revenue bonds and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures in 2000.

  Management periodically reviews capital expenditure estimates and the timing of construction projects. These estimates may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power and changes in expectations concerning the construction and ownership of future generating units, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, DSM programs and requirements of environmental and other regulatory and permitting authorities.

  See Note 11 in the "Notes to Consolidated Financial Statements" for a discussion of fuel and power purchase commitments.

  As of February 16, 2000, Standard & Poor's (S&P) and Moody's Investors Service's (Moody's) ratings of HECO's securities were as follows:


                                                     S&P         Moody's
--------------------------------------------------------------------------------

Commercial paper..............................      A-2            P-2

Revenue bonds (insured).......................      AAA            Aaa

Revenue bonds (noninsured)....................     BBB+           Baa1

HECO-obligated preferred securities of trust
 subsidiaries.................................     BBB-           baa1

Cumulative preferred stock (selected series)..       nr           baa2

--------------------------------------------------------------------------------

nr  Not rated

The above ratings are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.


The Company's management cannot predict with certainty future rating agency actions or their effects on the future cost of capital to the Company.

Quantitative and Qualitative Disclosures about Market Risk
----------------------------------------------------------

  The Company manages various market risks in the ordinary course of business, including credit risk, liquidity risk and commodity price risk, and believes its exposures to these risks are not material as of December 31, 1999. Because the Company does not have a portfolio of trading assets, the Company is not exposed to market risk from trading activities. However, the Company considers interest rate risk to be a very significant market risk as it could potentially have a significant effect on the Company's financial condition and results of operations. Interest rate risk can be defined as the exposure of the Company's earnings to adverse movements in interest rates. The Company does not currently use derivatives to manage interest rate risk. The Company's general policy is to manage interest rate risk through use of a combination of short- and long-term debt and preferred securities. The tables below provide information about the Company's market sensitive financial instruments in U.S. dollars, including contractual balances at the expected maturity dates as well as the estimated fair values as of December 31, 1999 and 1998, and constitute "forward-looking statements."

  See Note 15 in the "Notes to Consolidated Financial Statements" for descriptions of the methods and assumptions used to estimate fair value of each applicable class of financial instruments.

                                Expected maturity           December 31, 1999
--------------------------------------------------------------------------------
                                                                       Estimated
                                                         There-            fair
(dollars in millions)     2000  2001  2002   2003  2004   after  Total   value
--------------------------------------------------------------------------------
Interest-sensitive
liabilities
Short-term borrowings     $107    --    --     --    --     --    $107     $107

    Average interest
    rate                   6.9%   --    --     --    --     --     6.9%

Long-term debt
  Fixed rate                --    --  $  2   $  3    --   $641    $646     $626
    Average interest
    rate                    --    --   7.9%   7.8%   --    6.0%    6.0%

HECO obligated mandatorily
redeemable trust
preferred securities
of subsidiary trusts        --    --    --     --    --   $100    $100     $ 81
    Average distribution    --    --     --    --   7.7%   7.7%
    rate

---------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                                                Expected maturity                    December 31, 1998
-----------------------------------------------------------------------------------------------------------------
                                                                                                  Estimated
                                                                                 There-             fair
(dollars in millions)               1999     2000     2001     2002     2003     after     Total    value
-----------------------------------------------------------------------------------------------------------------
Interest-sensitive
liabilities
Short-term borrowings               $134      --       --       --       --       --     $  134     $ 134
    Average interest
    rate                             6.0%     --       --       --       --       --        6.0%
Long-term debt
Fixed rate                            --      --       --    $   2    $   3    $ 617     $  622     $ 655
    Average interest
    rate                              --      --       --      7.9%     7.8%     6.2%       6.3%

HECO obligated
preferred securities
of trust subsidiaries                 --      --       --       --       --    $ 100     $  100     $  97
    Average distribu-
    tion rate                         --      --       --       --       --      7.7%       7.7%

Cumulative preferred
stock subject to
mandatory redemption                $ 33      --       --       --       --       --     $   33     $  34
    Average dividend
    rate                             8.5%     --       --       --       --       --        8.5%


Forward-Looking Information
---------------------------

This report and other presentations made by HECO and its subsidiaries (collectively, "the Company") contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Except for historical information contained herein, the matters set forth are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii housing market; product demand and market acceptance risks; the effects of weather and natural disasters; increasing competition in the electric utility industry; capacity and supply constraints or difficulties; new technological developments; governmental and regulatory actions, including decisions in rate cases and on permitting issues; the results of financing efforts; the timing and extent of changes in interest rates; and the risks associated with the installation of new computer systems. Investors are also referred to other risks and uncertainties discussed elsewhere in this Annual Report and in other periodic reports previously and subsequently filed by HECO with the Securities and Exchange Commission.

Consolidated Statements of Income
---------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                         1999         1998         1997
---------------------------------------------------------------------------------
(in thousands)
Operating revenues.........................  $1,050,323   $1,008,899   $1,098,755
                                             ----------   ----------   ----------

Operating expenses:
Fuel oil...................................     216,693      195,940      257,002
Purchased power............................     275,691      274,450      292,852
Other operation............................     136,303      142,992      148,959
Maintenance................................      57,425       43,183       49,858
Depreciation and amortization..............      93,301       85,655       82,017
Taxes, other than income taxes.............      99,788       95,808      104,232
Income taxes...............................      48,281       54,719       52,795
                                             ----------   ----------   ----------

                                                927,482      892,747      987,715
                                             ----------   ----------   ----------

Operating income...........................     122,841      116,152      111,040
                                             ----------   ----------   ----------

Other income:
Allowance for equity funds used during
 construction..............................       4,228       10,106       10,864
Other, net.................................       3,826        6,726        8,178
                                             ----------   ----------   ----------

                                                  8,054       16,832       19,042
                                             ----------   ----------   ----------

Income before interest and other charges...     130,895      132,984      130,082
                                             ----------   ----------   ----------

Interest and other charges:
Interest on long-term debt.................      40,133       40,749       39,783
Amortization of net bond premium and
 expense...................................       1,634        1,469        1,313
Other interest charges.....................       6,694        5,703        7,682
Allowance for borrowed funds used during
 construction..............................      (2,576)      (5,915)      (6,190)
Preferred stock dividends of subsidiaries..         945        2,551        2,593
Preferred securities distributions of
 trust subsidiaries........................       7,665        4,197        3,052
                                             ----------   ----------   ----------

                                                 54,495       48,754       48,233
                                             ----------   ----------   ----------

Income before preferred stock dividends
 of HECO...................................      76,400       84,230       81,849
Preferred stock dividends of HECO..........       1,178        3,454        3,660
                                             ----------   ----------   ----------

Net income for common stock................  $   75,222   $   80,776   $   78,189
                                             ==========   ==========   ==========

Consolidated Statements of Retained Earnings
------------------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                                 1999         1998            1997
------------------------------------------------------------------------------------------
(in thousands)
Retained earnings, January 1......................  $   405,836   $  387,582     $367,770
Net income for common stock.......................       75,222       80,776       78,189
Common stock dividends............................      (55,852)     (62,522)     (58,377)
                                                    -----------   ----------   ----------

Retained earnings, December 31....................  $   425,206   $  405,836     $387,582
                                                    ===========   ==========   ==========

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Balance Sheets
---------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                1999         1998
---------------------------------------------------------------------------------
(in thousands)
Assets
Utility plant, at cost:
Land..............................................  $    30,952   $   30,312
Plant and equipment...............................    2,851,126    2,750,487
Less accumulated depreciation.....................   (1,076,373)    (982,172)
Plant acquisition adjustment, net.................          458          510
Construction in progress..........................      151,981      144,035
                                                    -----------   ----------
     Net utility plant............................    1,958,144    1,943,172
                                                    -----------   ----------

Current assets:
Cash and equivalents..............................        1,966       54,783
Customer accounts receivable, net.................       68,768       69,170
Accrued unbilled revenues, net....................       53,830       43,445
Other accounts receivable, net....................        2,172        4,082
Fuel oil stock, at average cost...................       34,954       16,778
Materials and supplies, at average cost...........       20,046       17,266
Prepayments and other.............................        4,649        3,858
                                                    -----------   ----------
     Total current assets.........................      186,385      209,382
                                                    -----------   ----------

Other assets:
Regulatory assets.................................      114,759      108,344
Unamortized debt expense..........................       13,224       12,549
Long-term receivables and other...................       30,297       37,806
                                                    -----------   ----------
     Total other assets...........................      158,280      158,699
                                                    -----------   ----------

                                                     $2,302,809   $2,311,253
                                                     ==========   ==========

Capitalization and liabilities
Capitalization (see Consolidated Statements of Capitalization):
Common stock equity........................................ $  806,103    $  786,567
Cumulative preferred stock, not subject to mandatory
 redemption................................................     34,293        34,293
HECO obligated mandatorily redeemable trust preferred
 securities of subsidiary trusts holding solely
 HECO and HECO-guaranteed debentures.......................    100,000       100,000
Long-term debt, net........................................    646,029       621,998
                                                            ----------    ----------
  Total capitalization.....................................  1,586,425     1,542,858
                                                            ----------    ----------

Current liabilities:
Preferred stock sinking fund and optional redemption
 payments..................................................         --        47,080
Short-term borrowings nonaffiliates........................    107,013       133,863
Short-term borrowings affiliate............................         --         5,550
Accounts payable...........................................     52,116        40,008
Interest and preferred dividends payable...................      8,160        11,214
Taxes accrued..............................................     66,535        58,335
Other......................................................     31,485        30,166
                                                            ----------    ----------
  Total current liabilities................................    265,309       326,216
                                                            ----------    ----------

Deferred credits and other liabilities:
Deferred income taxes......................................    131,105       128,327
Unamortized tax credits....................................     48,206        48,130
Other......................................................     65,462        66,818
                                                            ----------    ----------
  Total deferred credits and other liabilities.............    244,773       243,275
                                                            ----------    ----------

Contributions in aid of construction.......................    206,302       198,904
                                                            ----------    ----------

                                                            $2,302,809    $2,311,253
                                                            ==========    ==========

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Capitalization
-------------------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                1999          1998        1997
-------------------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

Common stock equity:
Common stock of $6 2/3 par value.
 Authorized: 50,000,000 shares. Outstanding:
 1999, 1998 and 1997, 12,805,843 shares.............   $   85,387    $   85,387    $ 85,387
Premium on capital stock............................      295,510       295,344     296,266
Retained earnings...................................      425,206       405,836     387,582
                                                       ----------    ----------  ----------

  Common stock equity...............................      806,103       786,567    $769,235
                                                       ----------    ----------  ==========

Cumulative preferred stock:
 Authorized: 5,000,000 shares of $20 par
 value and 7,000,000 shares of $100 par value.
 Outstanding: 1999, 1,234,657 shares and 1998,
 1,705,457 shares.

                                                   Shares
                                                 outstanding
                      Par                        December 31,
Series               value                          1999                 1999       1998
------------------------------------------------------------------------------------------------------------------------------------

Series not subject to mandatory redemption:
C-4 1/4%            $ 20    (HECO)   ........     150,000   ........     3,000     3,000
D-5%                  20    (HECO)   ........      50,000   ........     1,000     1,000
E-5%                  20    (HECO)   ........     150,000   ........     3,000     3,000
H-5 1/4%              20    (HECO)   ........     250,000   ........     5,000     5,000
I-5%                  20    (HECO)   ........      89,657   ........     1,793     1,793
J-4 3/4%              20    (HECO)   ........     250,000   ........     5,000     5,000
K-4.65%               20    (HECO)   ........     175,000   ........     3,500     3,500
M-8.05%              100    (HECO)   ........          --   ........        --     8,000
A-8 7/8%             100    (HELCO)  ........          --   ........        --     3,000
G-7 5/8%             100    (HELCO)  ........      70,000   ........     7,000     7,000
A-8%                 100    (MECO)   ........          --   ........        --     2,000
B-8 7/8%             100    (MECO)   ........          --   ........        --     1,000
H-7 5/8%             100    (MECO)   ........      50,000   ........     5,000     5,000
                                               ----------              -------   -------
                                                1,234,657   ........    34,293    48,293
                                               ==========

Less optional redemption payments due within
 one year.............................                                      --    14,000
                                                                    ----------   -------
                                                                        34,293    34,293
                                                                    ----------   -------

Series subject to mandatory redemption:
Q-7.68%            $100 (HECO)    ...........       --   ...........      --          7,600
R-8.75%             100 (HECO)    ...........       --   ...........      --         13,000
D-12 3/4%           100 (HELCO)   ...........       --   ...........      --            450
E-12.25%            100 (HELCO)   ...........       --   ...........      --            550
F-8.5%              100 (HELCO)   ...........       --   ...........      --          6,000
D-8 3/4%            100 (MECO)    ...........       --   ...........      --            480
G-8.5%              100 (MECO)    ...........       --   ...........      --          5,000
                                                 -----               -------        -------
                                                    --   ...........      --         33,080
                                                 =====

Less sinking fund and optional
 redemption
 payments due within one year..........                                   --         33,080
                                                                     -------        -------
                                                                          --
                                                                     -------        -------
   Cumulative preferred stock..........                              $34,293        $34,293
                                                                     -------        -------
                                                                                             (continued)

See accompanying "Notes to Consolidated Financial Statements."

Hawaiian Electric Company, Inc. and Subsidiaries


December 31                                                                             1999           1998
--------------------------------------------------------------------------------------------------------------
(in thousands)
HECO obligated mandatorily redeemable trust preferred
 securities of subsidiary trusts holding solely HECO
 and HECO-guaranteed debentures................................................      $  100,000      $ 100,000
                                                                                     ----------      ---------
Long-term debt:
First mortgage bonds:
 HELCO: 7 3/4_7 7/8%, due 2002 through 2003....................................           5,000          5,000
                                                                                     ----------      ---------


Obligations to the State of Hawaii for the repayment
of Special Purpose Revenue Bonds:
 HECO, 6.15%, refunding series 1999D, due 2020.................................          16,000              --
 HELCO, 6.15%, refunding series 1999D, due 2020................................           3,000              --
 MECO, 6.15%, refunding series 1999D, due 2020.................................           1,000              --
 HECO, 6.20%, series 1999C, due 2029...........................................          35,000              --
 HECO, 5.75%, refunding series 1999B, due 2018.................................          30,000              --
 HELCO, 5.75% refunding series 1999B, due 2018.................................          11,000              --
 MECO, 5.75%, refunding series 1999B, due 2018.................................           9,000              --
 HELCO, 5.50%, refunding series 1999A, due 2014................................          11,400              --
 HECO, 4.95%, refunding series 1998A, due 2012.................................          42,580          42,580
 HELCO, 4.95%, refunding series 1998A, due 2012................................           7,200           7,200
 MECO, 4.95%, refunding series 1998A, due 2012.................................           7,720           7,720
 HECO, 5.65%, series 1997A, due 2027...........................................          50,000          50,000
 HELCO, 5.65%, series 1997A, due 2027..........................................          30,000          30,000
 MECO, 5.65%, series 1997A, due 2027...........................................          20,000          20,000
 HECO, 5 7/8%, series 1996B, due 2026..........................................          14,000          14,000
 HELCO, 5 7/8%, series 1996B, due 2026.........................................           1,000           1,000
 MECO, 5 7/8%, series 1996B, due 2026..........................................          35,000          35,000
 HECO, 6.20%, series 1996A, due 2026...........................................          48,000          48,000
 HELCO, 6.20%, series 1996A, due 2026..........................................           7,000           7,000
 MECO, 6.20%, series 1996A, due 2026...........................................          20,000          20,000
 HECO, 6.60%, series 1995A, due 2025...........................................          40,000          40,000
 HELCO, 6.60%, series 1995A, due 2025..........................................           5,000           5,000
 MECO, 6.60%, series 1995A, due 2025...........................................           2,000           2,000
 HECO, 5.45%, series 1993, due 2023............................................          50,000          50,000
 HELCO, 5.45%, series 1993, due 2023...........................................          20,000          20,000
 MECO, 5.45%, series 1993, due 2023............................................          30,000          30,000
 HECO, 6.55%, series 1992, due 2022............................................          40,000          40,000
 HELCO, 6.55%, series 1992, due 2022...........................................          12,000          12,000
 MECO, 6.55%, series 1992, due 2022............................................           8,000           8,000
 HECO, 7 3/8%, series 1990C, due 2020..........................................          25,000          25,000
 HELCO, 7 3/8%, series 1990C, due 2020.........................................          10,000          10,000
 MECO, 7 3/8%, series 1990C, due 2020..........................................          20,000          20,000
 HECO, 7.60%, series 1990B, due 2020...........................................          21,000          21,000
 HELCO, 7.60%, series 1990B, due 2020..........................................           4,000           4,000
 HECO, 7.35%, series 1990A, due 2020...........................................              --          16,000
 HELCO, 7.35%, series 1990A, due 2020..........................................              --           3,000
 MECO, 7.35%, series 1990A, due 2020...........................................              --           1,000
 HECO, 7 5/8%, series 1988, due 2018...........................................              --          30,000
 HELCO, 7 5/8%, series 1988, due 2018..........................................              --          11,000
 MECO,  7 5/8%, series 1988, due 2018..........................................              --           9,000
 HELCO, 7.20%, series 1984, due 2014...........................................              --          11,400
                                                                                     ----------      ----------
                                                                                        685,900         650,900
 Less funds on deposit with trustees..                                                   40,221          29,684
                                                                                     ----------      ----------
   Total obligations to the State of Hawaii....................................         645,679         621,216
                                                                                     ----------      ----------

   Total long-term debt........................................................         650,679         626,216
Less unamortized discount......................................................           4,650           4,218
                                                                                     ----------      ----------

  Long-term debt, net..........................................................         646,029         621,998
                                                                                     ----------      ----------

   Total capitalization........................................................      $1,586,425      $1,542,858
                                                                                     ==========      ==========


See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Cash Flows
----------------------------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                                    1999           1998           1997
----------------------------------------------------------------------------------------------------
(in thousands)
Cash flows from operating activities:
Income before preferred stock dividends of HECO.......  $  76,400        $   84,230   $  81,849
Adjustments to reconcile income before
    preferred stock dividends of HECO to
    net cash provided by operating activities:
    Depreciation and amortization of property,
      plant and equipment.............................     93,301            85,655      82,017
    Other amortization................................      6,330             7,829       9,931
    Deferred income taxes.............................      2,778             2,944       5,894
    Tax credits, net..................................      1,671             1,086       2,661
    Allowance for equity funds used during
      construction....................................     (4,228)          (10,106)    (10,864)
    Changes in assets and liabilities:
      Decrease in accounts receivable.................      2,312               321       7,184
      Decrease (increase) in accrued unbilled
        revenues......................................    (10,385)            2,535      (2,254)
      Decrease (increase) in fuel oil stock...........    (18,176)            8,280       3,432
      Decrease (increase) in materials and supplies...     (2,780)            1,709         (33)
      Increase in regulatory assets, net..............     (3,565)           (4,447)     (4,910)
      Increase (decrease) in accounts payable.........     12,108            (9,797)    (16,257)
      Other...........................................      2,891           (12,498)    (16,691)
                                                        ---------        ----------   ---------

Net cash provided by operating activities.............    158,657           157,741     141,959
                                                        ---------        ----------   ---------

Cash flows from investing activities:
Capital expenditures..................................   (108,109)         (131,895)   (122,140)
Contributions in aid of construction..................     13,784             7,910       7,089
Proceeds from sales of assets.........................      1,525                --          --
Payments on notes receivable..........................      1,609             1,531       2,291
                                                        ---------        ----------   ---------

Net cash used in investing activities.................    (91,191)         (122,454)   (112,760)
                                                        ---------        ----------   ---------

Cash flows from financing activities:
Common stock dividends................................    (55,852)          (62,522)    (58,377)
Preferred stock dividends.............................     (1,178)           (3,454)     (3,660)
Proceeds from issuance of HECO obligated
   mandatorily redeemable trust preferred securities
   of subsidiary trusts...............................         --            50,000      50,000
Preferred securities distributions of trust
   subsidiaries.......................................     (7,665)           (4,197)     (3,052)
Proceeds from issuance of long-term debt..............    105,256            81,716      55,233
Repayment of long-term debt...........................    (81,400)          (87,500)    (30,000)
Redemption of preferred stock.........................    (47,080)           (2,690)     (3,185)
Net increase (decrease) in short-term borrowings from
   nonaffiliates and affiliate with original
   maturities of three months or less.................    (32,400)           43,832     (30,339)
Other.................................................         36             2,635      (4,966)
                                                        ---------        ----------   ---------

Net cash provided by (used in) financing                 (120,283)           17,820     (28,346)
   activities.........................................  ---------        ----------   ---------


Net increase (decrease) in cash and equivalents.......    (52,817)           53,107         853
Cash and equivalents, January 1.......................     54,783             1,676         823
                                                        ---------        ----------   ---------

Cash and equivalents, December 31.....................  $   1,966        $   54,783   $   1,676
                                                        =========        ==========   =========

See accompanying "Notes to Consolidated Financial Statements."

Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

-------------------------------------------------------------------------------

1.  Summary of significant accounting policies
-------------------------------------------------------------------------------

General
Hawaiian Electric Company, Inc. is engaged in the business of generating, purchasing, transmitting, distributing and selling electric energy on the island of Oahu and, through its two electric utility subsidiaries, on the islands of Hawaii, Maui, Lanai and Molokai in the State of Hawaii.

Basis of presentation
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change include the amounts reported for regulatory assets and pension and other postretirement benefit obligations.

Consolidation
The consolidated financial statements include the accounts of Hawaiian Electric Company, Inc. (HECO) and its wholly owned subsidiaries (collectively, the "Company"), Maui Electric Company, Limited (MECO), Hawaii Electric Light Company, Inc. (HELCO), HECO Capital Trust I and HECO Capital Trust II (Trusts). HECO is a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (HEI).

  All significant intercompany accounts and transactions have been eliminated in consolidation.

Regulation by the Public Utilities Commission of the State of Hawaii (PUC)
The Company is regulated by the PUC and accounts for the effects of regulation under Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities.

Property, plant and equipment
Property, plant and equipment are reported at cost. Self-constructed plant includes engineering, supervision, and administrative and general costs, and an allowance for the cost of funds used during the construction period. Upon the ordinary retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage value) are charged to accumulated depreciation.

Contributions in aid of construction
The Company receives contributions from customers for special construction requirements. As directed by the PUC, the Company amortizes contributions on a straight-line basis over 30 years as an offset against depreciation expense.

Revenues
Revenues are based on rates authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order.

  The rate schedules of the Company include energy cost adjustment (ECA) clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

-------------------------------------------------------------------------------

Retirement benefits
Pension and other postretirement benefits costs are charged primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain health care and/or life insurance benefits are provided to eligible retired employees and the employees' beneficiaries and covered dependents. See Note 10.

Depreciation
Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Electric utility plant has useful lives ranging from 20 to 45 years for production plant, from 25 to 50 years for transmission and distribution plant and from 8 to 45 years for general plant. The composite annual depreciation rate was 3.9% in 1999, 1998 and 1997.

Premium, discount and expense
The expenses of issuing long-term debt securities and the premiums or discounts at which they were sold are amortized against income over the terms of the respective securities. Unamortized issue costs and discounts or premiums on long-term debt retired prior to maturity are classified as regulatory assets or liabilities and are amortized over the remaining term of the retired debt.

Allowance for funds used during construction (AFUDC)
AFUDC is an accounting practice whereby the costs of debt (AFUDC-Debt) and equity (AFUDC-Equity) funds used to finance plant construction are removed from the statement of income and charged to construction in progress on the balance sheet.

  The weighted average AFUDC rate was 8.7% in 1999, 8.9% in 1998 and 9.0% in 1997, and reflected quarterly compounding.

Environmental expenditures
The Company is subject to numerous federal and state environmental statutes and regulations. In general, environmental contamination treatment costs are charged to expense, unless it is probable the PUC would allow such costs to be recovered in future rates. Also, environmental costs are capitalized if the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing the property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Corresponding regulatory assets are recorded when it is probable the PUC would allow such costs to be recovered in future rates.

Income taxes
HECO and its subsidiaries are included in the consolidated income tax returns of HECO's parent, HEI. Income tax expense has been computed for financial statement purposes as if HECO and its subsidiaries filed separate consolidated HECO income tax returns.

  Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled.

  Federal and state tax credits are deferred and amortized over the estimated useful lives of the properties which qualified for the credits.

Cash flows
The Company considers cash on hand, deposits in banks, money market accounts, certificates of deposit, short-term commercial paper and reverse repurchase agreements, with original maturities of three months or less to be cash and equivalents.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

-------------------------------------------------------------------------------

Recent accounting pronouncement
Comprehensive income. In June 1997, the Financial Accounting Standards Board
(FASB) issued SFAS No. 130, "Reporting Comprehensive Income." The Company adopted SFAS No. 130 effective January 1, 1998, but had no material "other" comprehensive income items for the years presented in the statements of income or accumulated as of the balance sheet dates presented.

Reclassifications
Certain reclassifications have been made to prior years' financial statements to conform to the 1999 presentation.


2.  Cumulative preferred stock
-------------------------------------------------------------------------------

The following series of cumulative preferred stock are redeemable only at the option of the respective company and are subject to voluntary liquidation provisions as follows:

                                                   Voluntary
                                                  liquidation      Redemption
                                                     price            price
                                                  December 31,     December 31,
Series                                               1999             1999
-------------------------------------------------------------------------------
C, D, E, H, J and K (HECO).................       $ 20.00          $21.00
I (HECO)...................................         20.00           20.00
G (HELCO)..................................        100.00              --
H (MECO)...................................        100.00              --

-------------------------------------------------------------------------------

   HELCO's series G and MECO's series H preferred stock may not be redeemed by the respective subsidiary prior to December 2003.

   On December 15, 1998, the Company announced that it would redeem all outstanding shares of four series of cumulative preferred stock. In January 1999, HECO redeemed all 80,000 shares of its Series M preferred stock, HELCO redeemed all 30,000 shares of its Series A preferred stock and MECO redeemed all 20,000 and 10,000 shares of its Series A and Series B preferred stock, respectively.

   On December 15, 1998, the Company announced that it would redeem all outstanding shares of seven series of cumulative preferred stock which are subject to mandatory sinking fund provisions. In January 1999, HECO redeemed all 76,000 and 130,000 shares of its Series Q and R preferred stock, respectively. Of the outstanding Series Q preferred stock, 4,000 shares were redeemed under applicable sinking fund provisions and the remaining 72,000 shares were redeemed at the December 31, 1998 optional redemption price. Of the outstanding Series R preferred stock, 20,000 shares were redeemed under applicable sinking fund provisions and the remaining 110,000 shares were redeemed at the December 31, 1998 optional redemption price. HELCO redeemed all 4,500, 5,500 and 60,000 shares of its Series D, E and F preferred stock, respectively, at the December 31, 1998 optional redemption price. MECO redeemed all 4,800 and 50,000 shares of its Series D and G preferred stock, respectively, at the December 31, 1998 optional redemption price.

   The total sinking fund and optional redemption payments in January 1999 amounted to $48,606,000, including redemption premiums in the aggregate amount of approximately $1,526,000. The December 31, 1998, aggregate carrying amount of the redeemed shares ($47,080,000) is reflected as a current liability in the accompanying consolidated balance sheets. The aggregate redemption amount in excess of the aggregate carrying amount of the redeemed shares ($1,526,000) is recorded as a regulatory asset upon redemption.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

-------------------------------------------------------------------------------

  HECO is obligated to make dividend, redemption and liquidation payments on the preferred stock of either of its subsidiaries if the respective subsidiary is unable to make such payments, provided that such obligation is subordinated to any obligation to make payments on HECO's own preferred stock.

3. HECO obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures
------------------------------------------------------------------------------

In March 1997, HECO Capital Trust I (Trust I), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (1997 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1997 trust preferred securities and the common securities were used by Trust I to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (1997 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1997 junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust I. The 1997 trust preferred securities must be redeemed at the maturity of the underlying debt on March 27, 2027, which maturity may be shortened to a date no earlier than March 27, 2002 or extended to a date no later than March 27, 2046, and are not redeemable at the option of the holders, but may be redeemed by Trust I, in whole or in part, from time to time, on or after March 27, 2002 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust I in the underlying debt securities of HECO, HELCO and MECO.

  In December 1998, HECO Capital Trust II (Trust II), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (1998 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1998 trust preferred securities and the common securities were used by Trust II to purchase 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (1998 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1998 junior deferrable debentures, which bear interest at 7.30% and mature on December 15, 2028, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust II. The 1998 trust preferred securities must be redeemed at the maturity of the underlying debt on December 15, 2028, which maturity may be shortened to a date no earlier than December 15, 2003 or extended to a date no later than December 15, 2047, and are not redeemable at the option of the holders, but may be redeemed by Trust II, in whole or in part, from time to time, on or after December 15, 2003 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust II in the underlying debt securities of HECO, HELCO and MECO, who used such proceeds from the sale of the 1998 junior deferrable debentures primarily to effect the redemption of certain series of their preferred stock having a total par value of $47 million (see Note 2).

  Contractual arrangements (the "Back-up Undertakings") entered into by HECO in connection with the issuance of the 1997 and 1998 trust preferred securities, considered together, constitute a full and unconditional guarantee by HECO, on a subordinated basis, of the periodic distributions due on the 1997 and 1998 trust preferred securities and of amounts due upon the redemption thereof or upon liquidation of the Trusts. The Back-up Undertakings include HECO's (i) guarantee that the Trusts will make their respective periodic distributions and redemption and liquidation payments to the extent the Trusts have funds available therefor,

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

-------------------------------------------------------------------------------

(ii) the subsidiary guarantees, (iii) obligations under an agreement to pay all expenses and liabilities of the Trusts (other than the obligation of the Trusts to pay amounts due to the holders of the 1997 and 1998 trust preferred securities) and (iv) obligations under the trust agreements, HECO's 1997 and 1998 junior subordinated debentures and the respective indentures pursuant to which the 1997 and 1998 junior subordinated debentures were issued. The 1997 and 1998 junior deferrable debentures and the common securities of the Trusts have been eliminated in HECO's consolidated balance sheets as of December 31, 1999 and 1998. The 1997 and 1998 junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 (1997 junior deferrable debentures) and December 15, 2003 (1998 junior deferrable debentures) or (ii) at the option of HECO, in whole, upon the occurrence of a "Special Event" (relating to certain changes in laws or regulations).

4.  Long-term debt
-------------------------------------------------------------------------------

The first mortgage bonds of HELCO are secured by a mortgage which purports to be a lien on substantially all of the real and personal property now owned or hereafter acquired by HELCO.

  For special purpose revenue bonds, the funds on deposit with trustees represent the undrawn proceeds from the issuance of the special purpose revenue bonds and earn interest at market rates. These funds are available only to pay (or reimburse payment of) expenditures in connection with certain authorized construction projects and certain expenses related to the bonds.

  At December 31, 1999, the aggregate payments of principal required on long-term debt during the next five years are nil in 2000 and 2001, $2,000,000 in 2002, $3,000,000 in 2003 and nil in 2004.

  In August 1999, the Series 1984, 7.2% Special Purpose Revenue Bonds and Series 1988, 7 5/8% Special Purpose Revenue Bonds were refunded with the proceeds from the Refunding Series 1999A, 5.5% Special Purpose Revenue Bonds and the Refunding Series 1999B, 5.75% Special Purpose Revenue Bonds, respectively. In November 1999, the Series 1990A, 7.35% Special Purpose Revenue Bonds were refunded with the proceeds from the Refunding Series 1999D, 6.15% Special Purpose Revenue Bonds. The premium paid on refunding these bonds is recorded as a regulatory asset and amortized against income over the remaining term of the refunded bonds.

  In November 1999, the Department of Budget and Finance of the State of Hawaii issued tax-exempt special purpose revenue bonds Series 1999C in the principal amount of $35 million with a maturity of 30 years and a fixed coupon interest rate of 6.2%, and loaned the proceeds from the sale to HECO.

5.  Short-term borrowings
-------------------------------------------------------------------------------

Short-term borrowings from nonaffiliates at December 31, 1999 and 1998 had a weighted average interest rate of 6.9% and 6.0%, respectively, and consisted entirely of commercial paper.

  The Company maintained bank lines of credit which totaled approximately $125 million at December 31, 1999 and 1998. The lines of credit support the issuance of commercial paper. There were no borrowings under any line of credit during 1999 or 1998.

-------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

-------------------------------------------------------------------------------

6.  Regulatory assets
-------------------------------------------------------------------------------

In accordance with SFAS No. 71, the Company's financial statements reflect assets and costs based on current cost-based rate-making regulations. Continued accounting under SFAS No. 71 requires that certain criteria be met. Management believes the Company's operations currently satisfy the criteria. However, if events or circumstances should change so that the criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position or liquidity may result.

  Regulatory assets are expected to be fully recovered through rates over PUC authorized periods ranging from 1 to 36 years, and included the following deferred costs:

December 31                                               1999      1998
-------------------------------------------------------------------------------
(in thousands)
Income taxes..........................................  $ 57,692  $ 54,442
Postretirement benefits other than pensions...........    23,267    25,057
Unamortized expense and premiums on retired debt and
   equity issuances...................................    11,282     6,921
Integrated resource planning costs....................     9,806     8,335
Vacation earned, but not yet taken....................     6,241     6,620
Other.................................................     6,471     6,969
                                                        --------  --------
                                                        $114,759  $108,344
                                                        ========  ========

7.  Income taxes
-------------------------------------------------------------------------------

The components of income taxes charged to operating expenses were as follows:

Years ended December 31         1999      1998      1997
-------------------------------------------------------------------------------
(in thousands)
Federal:
 Current....................  $39,678   $44,934   $40,728
 Deferred...................    3,841     3,985     6,498
 Deferred tax credits, net..   (1,596)   (1,634)   (1,620)
                              -------   -------   -------
                               41,923    47,285    45,606
                              -------   -------   -------
State:
 Current....................    4,181     5,801     3,496
 Deferred...................      506       547     1,032
 Deferred tax credits, net..    1,671     1,086     2,661
                              -------   -------   -------
                                6,358     7,434     7,189
                              -------   -------   -------
Total.......................  $48,281   $54,719   $52,795
                              =======   =======   =======

  Income tax benefits related to nonoperating activities, included in "Other, net" on the consolidated statements of income, amounted to $234,000, $147,000 and $260,000 for 1999, 1998 and 1997, respectively.

  A reconciliation between income taxes charged to operating expenses and the amount of income taxes computed at the federal statutory rate of 35% on income before income taxes and preferred stock dividends follows:

Years ended December 31                                                        1999      1998        1997
-------------------------------------------------------------------------------------------------------------
(in thousands)
Amount at the federal statutory income tax rate............................  $43,969   $ 49,525   $ 48,033
State income taxes on operating income, net of
 effect on federal income taxes............................................    4,133      4,832      4,673
Other......................................................................      179        362         89
                                                                             -------   --------   --------
Income taxes charged to operating expenses.................................  $48,281   $ 54,719   $ 52,795
                                                                             =======   ========   ========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

--------------------------------------------------------------------------------

     The tax effects of temporary differences which give rise to deferred tax assets and liabilities were as follows:

December 31                                                     1999    1998
-------------------------------------------------------------------------------
 (in thousands)

Deferred tax assets:
 Property, plant and equipment..............................  $ 11,349  $ 10,530
 Contributions in aid of construction and customer
   advances.................................................    51,835    55,248
 Other......................................................    15,660    15,031
                                                              --------  --------
                                                                78,844    80,809
                                                              --------  --------
Deferred tax liabilities:
 Property, plant and equipment..............................   170,231   171,557
 Regulatory assets..........................................    22,423    21,163
 Other......................................................    17,295    16,416
                                                              --------  --------
                                                               209,949   209,136
                                                              --------  --------
Net deferred income tax liability...........................  $131,105  $128,327
                                                              ========  ========

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon historical taxable income, projections for future taxable income and tax planning strategies, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets and provided no valuation allowance for deferred tax assets during 1999, 1998 and 1997.

8.   Cash flows
--------------------------------------------------------------------------------

Supplemental disclosures of cash flow information
Cash paid during 1999, 1998 and 1997 for interest (net of AFUDC-Debt) and income taxes was as follows:

Years ended December 31                               1999     1998      1997
--------------------------------------------------------------------------------
 (in thousands)

Interest.........................................    $48,163   $45,286   $41,685
                                                     =======   =======   =======

Income taxes.....................................    $38,856   $44,302   $44,027
                                                     =======   =======   =======

Supplemental disclosures of noncash activities
The allowance for equity funds used during construction, which was charged primarily to construction in progress, amounted to $4,228,000, $10,106,000 and $10,864,000 in 1999, 1998 and 1997, respectively.

     The estimated fair value of noncash contributions in aid of construction amounted to $2,859,000, $2,446,000 and $1,931,000 in 1999, 1998 and 1997,
respectively.


9.   Major customers
--------------------------------------------------------------------------------

HECO and its subsidiaries derived approximately 9% of their operating revenues from the sale of electricity to various federal government agencies in 1999, and 10% in 1998 and 1997. These revenues amounted to $98,192,000 in 1999, $98,183,000 in 1998 and $110,410,000 in 1997.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

--------------------------------------------------------------------------------

10.  Retirement benefits
--------------------------------------------------------------------------------

Pensions
The Company has several defined benefit pension plans which cover substantially all employees. In general, benefits are based on the employees' years of service and base compensation.

Postretirement benefits other than pensions
The Company provides various postretirement benefits other than pensions to eligible employees upon retirement. HECO and its subsidiaries provide eligible employees health and life insurance benefits upon retirement. The amount of health benefits is based on retirees' years of service and retirement date. Generally, employees are eligible for these benefits if, upon retirement, they participate in one of the Company's defined benefit pension plans.

Plan amendments
In August 1998, HECO, MECO and HELCO employees represented by the International Brotherhood of Electrical Workers, Local 1260, ratified a collective bargaining agreement for a two-year period from November 1, 1998 through October 31, 2000 and covering approximately 63% of the Company's employees. Under the agreement, HECO and its subsidiaries amended the pension and the postretirement welfare benefits plans effective January 1, 1999.

     The changes in benefit obligations and plan assets, the funded status of the plans and the unrecognized and recognized amounts in the balance sheet were as follows:


                                                                         Pension benefits                       Other benefits
                                                             ---------------------------------------------------------------------
(in thousands)                                                        1999               1998              1999               1998
----------------------------------------------------------------------------------------------------------------------------------

Benefit obligation, January 1............................... $     582,513       $    529,361       $   127,293       $    173,759
Service cost................................................        19,475             18,192             3,171              4,462
Interest cost...............................................        36,384             35,534             7,685             10,117
Amendments..................................................            --            (11,083)               --            (42,515)
Actuarial loss (gain).......................................      (100,867)            34,051           (15,981)           (13,595)
Benefits paid...............................................       (27,562)           (23,542)           (5,210)            (4,935)
----------------------------------------------------------------------------------------------------------------------------------
Benefit obligation, December 31.............................       509,943            582,513           116,958            127,293
----------------------------------------------------------------------------------------------------------------------------------

Fair value of plan assets, January 1........................       674,634            597,725            80,241       $     61,895
Actual return on plan assets................................       195,515             96,397            28,900              9,429
Employer contribution.......................................           158              4,054             6,712             13,852
Benefits paid...............................................       (27,435)           (23,542)           (5,210)            (4,935)
----------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets, December 31......................       842,872            674,634           110,643             80,241
----------------------------------------------------------------------------------------------------------------------------------
Funded status...............................................       332,929             92,121           ( 6,315)           (47,052)
Unrecognized net actuarial gain.............................      (333,340)           (93,927)          (64,337)           (28,562)
Unrecognized net transition obligation......................         7,768             10,041            42,435             45,699
Unrecognized prior service cost.............................       (10,016)           (10,718)               --                 --
----------------------------------------------------------------------------------------------------------------------------------
Accrued benefit cost........................................ $      (2,659)      $     (2,483)      $   (28,217)      $    (29,915)
==================================================================================================================================
Amounts recognized in the balance
  sheet consist of:
    Prepaid benefit cost.................................... $       1,436       $        744       $        --       $         --
    Accrued benefit liability...............................        (4,212)            (3,392)          (28,217)           (29,915)
    Intangible asset........................................            73                109                --                 --
    Accumulated other comprehensive income..................            44                 56                --                 --
----------------------------------------------------------------------------------------------------------------------------------
Accrued benefit cost........................................ $      (2,659)      $     (2,483)      $   (28,217)      $    (29,915)
==================================================================================================================================

                                      24

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

--------------------------------------------------------------------------------

The following weighted-average assumptions were used in the accounting for the plans:

                                                                     Pension benefits                        Other benefits
                                                         ---------------------------------------------------------------------------
December 31                                                    1999         1998         1997         1999         1998       1997
------------------------------------------------------------------------------------------------------------------------------------
  Discount rate........................................        7.75%         6.5%         7.0%        7.75%         6.5%       7.0%
  Expected return on plan assets.......................        10.0         10.0         10.0         10.0         10.0       10.0
  Rate of compensation increase........................        4.65         4.65          5.0         4.65         4.65        5.0

     At December 31, 1999, the assumed health care trend rates for 2000 and future years were as follows: medical, 6.25%; dental, 4.75%; and vision, 4.25%.

     The components of the net periodic benefit cost were as follows:

                                                              Pension benefits                         Other benefits
------------------------------------------------------------------------------------------------------------------------------------

(in thousands)                                     1999           1998           1997           1999           1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Service cost................................  $   19,475      $   18,192     $    17,012     $   3,172   $    4,462     $    5,926
Interest cost...............................      36,384          35,533          34,119         7,685       10,118         11,730
Expected return on plan assets..............     (57,104)        (51,493)        (41,826)       (7,644)      (6,371)        (4,123)
Amortization of unrecognized transition
  obligation................................       2,273           2,273           2,273         3,264        5,523          6,249
Amortization of prior service cost..........        (703)           (194)             80            --           --             --
Recognized actuarial loss (gain)............           9              (7)             99        (1,464)      (1,015)            --
------------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost...................  $      334      $    4,304     $    11,757     $   5,013   $   12,717     $   19,782
====================================================================================================================================

     Of the net periodic pension benefit costs, the Company expensed $0.2 million, $2.9 million and $7.9 million in 1999, 1998 and 1997, respectively, and primarily charged the remaining amounts to electric utility plant. Of the net periodic other benefit costs, the Company expensed $3.7 million, $9.4 million and $14.2 million in 1999, 1998 and 1997, respectively, and primarily charged the remaining amounts to electric utility plant.

     At December 31, 1999 and 1998, the Company had pension plans in which the accumulated benefit obligations exceeded plan assets at fair value, but such plans did not have material benefit obligations.

     The health care cost trend rate assumptions can have a significant effect on the amounts reported for other benefits. At December 31, 1999, a one-percentage-point increase in the assumed health care cost trend rates would have increased the total service and interest cost by $0.5 million and the postretirement benefit obligation by $5.1 million, and a one-percentage-point decrease would have reduced the total service and interest cost by $0.6 million and the postretirement benefit obligation by $5.4 million.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

--------------------------------------------------------------------------------

11.  Commitments and contingencies
-------------------------------------------------------------------------------

Fuel contracts
The Company has contractual agreements to purchase minimum quantities of fuel oil and diesel fuel through 2004 (at prices tied to the market prices of petroleum products in Singapore and Los Angeles). Based on the average price per barrel at January 1, 2000, the estimated cost of minimum purchases under the fuel supply contracts for 2000 is $262 million. The actual cost of purchases in 2000 could vary substantially from this estimate as a result of changes in market prices, quantities actually purchased and other factors. The Company purchased $229 million, $183 million and $248 million of fuel under contractual agreements in 1999, 1998 and 1997, respectively.

Power purchase agreements
At December 31, 1999, the Company had power purchase agreements for 534 MW of firm capacity, including its power purchase agreement with Hamakua Energy Partners, L.P., formerly known as Encogen Hawaii, L.P. (Hamakua Partners) for 60 MW of firm capacity beginning in late 2000. The PUC allows rate recovery for energy and firm capacity payments under these agreements. Assuming that each of the agreements remains in place for its current term and the minimum availability criteria in the power purchase agreements are met, aggregate minimum fixed capacity charges are expected to be approximately $112 million in 2000, $120 million in 2001, $116 million in 2002, $118 million each in 2003 and 2004, and a total of $1.9 billion in 2005 through 2030.

     In general, the Company bases its payments under the power purchase agreements upon available capacity and energy and is generally not required to make payments for capacity if the contracted capacity is not available, and payments are reduced, under certain conditions, if available capacity drops below contracted levels. In general, the payment rates for capacity have been predetermined for the terms of the agreements. Energy payments will vary over the terms of the agreements and the Company passes on changes in the fuel component of the energy charges to customers through the ECA clause in the rate schedules. The Company does not operate nor participate in the operation of any of the facilities that provide power under the agreements. Title to the facilities does not pass to the Company upon expiration of the agreements, and the agreements do not contain bargain purchase options for the facilities.

Interim rate increases
At December 31, 1999, HECO and its subsidiaries had not recognized revenues under interim rate increases that were subject to refund.

HELCO power situation
In 1991, HELCO began planning for the expansion of its Keahole power plant to meet increased electric generation demand forecasted for 1994. HELCO's plans were to install two 20 MW combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56 MW (net) combined-cycle unit. In January 1994, the PUC approved expenditures for CT-4, which HELCO had planned to install in late 1994. Installation of the units has been predicated upon HELCO obtaining an amendment to its Keahole land use permit and obtaining an air permit from the federal Environmental Protection Agency (EPA) and the Department of Health of the State of Hawaii (DOH). The Keahole expansion has been delayed due to lawsuits, claims and petitions brought by independent power producers (IPPs) and others objecting to the expansion and alleging among other things that (1) operation of the expanded Keahole site would not comply with land use regulations (including noise standards) and HELCO's land patent; (2) HELCO cannot operate the plant within current air quality standards; and (3) HELCO could alternatively purchase power from IPPs to meet increased electric generation demand.

Land use permit amendment. The Third Circuit Court of the State of Hawaii ruled in 1997 that HELCO was entitled to use its Keahole site for the expansion project.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

--------------------------------------------------------------------------------

Final judgments of the Third Circuit Court related to this ruling are on appeal to the Hawaii Supreme Court.

     In a lawsuit filed by the Keahole Defense Coalition (KDC) and others claiming in part that HELCO was applying an incorrect noise standard, the Third Circuit Court ruled in favor of KDC that the stricter noise standards apply to HELCO's plant, but left enforcement of the ruling to the DOH. The DOH has not taken any formal enforcement action. If and when the DOH actually enforces the stricter standards, HELCO may assert that the noise regulations are unconstitutional as applied. In the meantime, HELCO has determined that noise mitigation measures can be implemented, if necessary, for both the existing units and CT-4 and CT-5. Those measures have already been installed on the existing diesel units, and HELCO has applied for administrative approval from the Department of Land and Natural Resources of the State of Hawaii to install an additional silencer on CT-2.

Air permit. In 1997, the EPA approved a revised draft permit and the DOH issued a final air permit for the Keahole expansion project. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board
(EAB) in December 1997. In November 1998, the EAB denied review of certain appeals, but directed the DOH to reopen the permit for the limited purpose of reviewing data supporting the permit. HELCO collected several months of additional data at a new site. After considering issues raised at an October 1999 public hearing and by the EPA, the DOH is now requiring HELCO to complete a full 12 months of data collection at the new site (which collection began in January 1999) and also is requiring that two months of data be collected at another elevation to corroborate the data collected at the new site. Since there are currently no stays on the project, installation of CT-4 and CT-5 is expected to begin when the air permit is obtained.

IPP Complaints. Three IPPs-Encogen Hawaii, L.P. (now Hamakua Partners), Hilo Coast Power Company (HCPC) and Kawaihae Cogeneration Partners (KCP)-had filed complaints with the PUC alleging that they are entitled to power purchase contracts to provide HELCO with additional capacity. Two of those complaints have been resolved, as described below. Two IPPs had claimed they would be a substitute for HELCO's planned expansion of Keahole. In 1994 and 1995, the PUC allowed HELCO to pursue construction of and commit expenditures for the Keahole expansion project. However, the PUC noted that such costs are not to be included in rate base until the project is installed and being used for utility purposes. The PUC also ordered HELCO to negotiate with the IPPs and held that the facility to be built should be the one that can be most expeditiously put into service at "allowable cost."

     HELCO and Hamakua Partners subsequently executed a power purchase agreement
(PPA) for a 60 MW (net) facility and an interconnection agreement, which were approved by the PUC in July 1999. If Hamakua Partners meets the deadlines in the PPA, its first phase of 22 MW will be in-service by August 2000 and the remainder of its 60 MW facility will be in-service by December 2000. This PPA was necessary to ensure reliable service to customers on the island of Hawaii and, in the opinion of management, does not supplant the need for CT-4 and CT-5.

     The PUC has also approved a restated and amended PPA between HELCO and HCPC which has a term of five years. The negotiated agreement is substantially different from the 30-year contract for 32 MW which HCPC had proposed. The agreement requires that HCPC continue to provide HELCO with 22 MW of capacity during the entire term of the agreement, 2000 to 2004. HELCO may opt for an early termination of the PPA after 2001 by giving HCPC written notice no later than May 30 of the year of termination and paying an early termination amount of $0.5 million for each of the remaining years in the five-year term. Like the Hamakua Partners PPA, this restated and amended PPA was necessary to ensure reliable service to customers until CT-4 and CT-5 are placed in service.

     As of December 31, 1999, KCP still has a PPA proposal pending. No agreement has been reached. If KCP were to negotiate a PPA with HELCO and place its plant in service prior to the installation of CT-4 and CT-5, CT-4 and CT-5 may not be installed until additional generating capacity is required. In October 1999, however, the Third Circuit Court ruled that the lease for KCP's proposed plant site

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

--------------------------------------------------------------------------------

was invalid. At December 31, 1999, management continues to believe that KCP's proposal is not viable and, therefore, will not impact CT-4 and CT-5.

Costs incurred. If it becomes probable that CT-4 and/or CT-5 will not be installed, HELCO may be required to write-off a material portion of the costs incurred in its efforts to put these units into service. As of December 31, 1999, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service amounted to approximately $79.8 million, including $32.3 million for equipment and material purchases, $25.9 million for planning, engineering, permitting, site development and other costs and $21.6 million for AFUDC. As of December 31, 1999, approximately $23.1 million of the $79.8 million was transferred from construction in progress to plant-in-service as such costs represent completed facilities which relate to the existing units in service as well as CT-4 and CT-5.

     Although management believes it has acted prudently with respect to the Keahole project, effective December 1, 1998, HELCO decided to discontinue the accrual of AFUDC on CT-4 and CT-5 (which would have been approximately $0.5 million after tax per month). The length of the delays to date and potential further delays were factors considered by management in its decision to discontinue the accrual of AFUDC. HELCO has also deferred plans for ST-7 to approximately 2006 or 2007, unless the Hamakua Partners facility is not placed in service as planned. As ST-7 is not needed in the near future, no costs for ST-7 are included in construction work-in-progress.

     Management believes that the issues surrounding the amendment to the land use permit, the air permit, the IPP complaints and related matters will be satisfactorily resolved and will not prevent HELCO from ultimately constructing CT-4 and CT-5. Costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of December 31, 1999.

Competition proceeding
On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. After a collaborative process involving the 19 parties to the proceeding, final statements of position were prepared by several of the parties and submitted to the PUC in October 1998. HECO's position is that retail competition is not feasible in Hawaii, but that some of the benefits of competition can be achieved through competitive bidding for new generation, performance-based ratemaking
(PBR) and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals in their statements of position. The PUC recently submitted a status report on its investigation to the Legislature, at its request. In the report, the PUC stated that competitive bidding for new power supplies (i.e. wholesale generation competition) is a logical first step to encourage competition in the state's electric industry and that it plans to proceed with an examination of the feasibility of competitive bidding. The PUC also plans to review specific policies to encourage renewable energy resources in the power generation mix. The report states that "further steps" by the PUC "will involve the development of specific policies to encourage wholesale competition and the continuing examination of other areas suitable for the development of competition." Some of the parties may seek state legislative action on their proposals. HECO cannot predict what the ultimate outcome of the proceeding will be or which (if any) of the proposals advanced in the proceeding will be implemented.

     In May 1999, the PUC approved HECO's standard form contract for customer retention that allows HECO to provide a rate option for customers who would otherwise reduce their energy use from HECO's system by using energy from a nonutility generator. Based on HECO's current rates, the standard form contract provides a 2.77% discount on base energy rates for "Large Power" customers and an 11.27% discount on base energy rates for "General Service Demand" customers. In December 1999, HECO, HELCO and MECO filed an application with the PUC seeking permission to implement PBR in future rate cases. The proposed PBR would allow adjustments in the Companies' rates (for up to five years after a rate case) based

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

--------------------------------------------------------------------------------

on an index-based price cap, an earnings sharing mechanism, and a service quality mechanism.

Environmental regulation
In early 1995, the DOH initially advised HECO and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, who appear to be potentially responsible for the contamination and/or operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties (including HECO, Chevron Products Company, the State of Hawaii Department of Transportation Harbors Division and others) formed a Honolulu Harbor Working Group. Effective January 30, 1998, the Working Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties and appropriate remedial actions.

     In 1999, the Working Group submitted reports to the DOH presenting environmental conditions and recommendations for additional data gathering to allow for an assessment of the need for risk-based corrective action. The Working Group also engaged a consultant who identified 27 additional potentially responsible parties.

     Because the process for determining appropriate remedial and cleanup action, if any, is at an early stage, management cannot predict at this time the costs of further site analysis or future remediation and cleanup requirements, nor can it estimate when such costs would be incurred. Certain of the costs incurred may be claimed and covered under insurance policies, but such coverage is not determinable at this time.

12.  Regulatory restrictions on distributions to parent
--------------------------------------------------------------------------------

At December 31, 1999, net assets (assets less liabilities and preferred stock) of approximately $420 million were not available for transfer to HEI in the form of dividends, loans or advances without regulatory approval.

13.  Related-party transactions
--------------------------------------------------------------------------------

HEI charged HECO and its subsidiaries $1,793,000, $1,852,000 and $2,230,000 for general management and administrative services in 1999, 1998 and 1997, respectively. The amounts charged by HEI to its subsidiaries are allocated primarily on the basis of actual labor hours expended in providing such services.

     HEI also charged HECO $3,016,000, $2,236,000 and $1,871,000 for data processing services in 1999, 1998 and 1997, respectively.

     HECO's borrowings from HEI fluctuate during the year, and totaled nil and $5,550,000 at December 31, 1999 and 1998, respectively. The interest charged on short-term borrowings from HEI is computed based on HECO's short-term borrowing interest rate. Interest charged by HEI to HECO totaled $89,000, $67,000 and $433,000 in 1999, 1998 and 1997, respectively.

14.  Significant group concentrations of credit risk
--------------------------------------------------------------------------------

HECO and its utility subsidiaries are regulated operating electric public utilities engaged in the generation, purchase, transmission, distribution and sale of electricity on the islands of Oahu, Hawaii, Maui, Lanai and Molokai in the State of Hawaii. HECO and its subsidiaries provide the only electric public utility service on the islands they serve. HECO and its subsidiaries grant credit to customers, all of whom reside or conduct business in the State of Hawaii.

15.  Fair value of financial instruments
--------------------------------------------------------------------------------

The Company used the following methods and assumptions to estimate the fair value of each applicable class of financial instruments for which it is practicable to estimate that value:

Cash and equivalents and short-term borrowings

The carrying amount approximates fair value because of the short maturity of these instruments.

Notes receivable

At December 31, 1998, fair value was estimated by discounting future cash flows using rates offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

Long-term debt

Fair value was estimated based on quoted market prices for the same or similar issues of debt.

Cumulative preferred stock subject to mandatory redemption

At December 31, 1998, fair value was estimated using optional redemption prices and par values, as the preferred stock was redeemed in January 1999.

HECO obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures

Fair value was based on quoted market prices.

  The estimated fair values of the financial instruments held or issued by the Company were as follows:


December 31                                       1999                       1998
-----------------------------------------------------------------------------------------------
                                                       Estimated                  Estimated
                                          Carrying       fair        Carrying       fair
                                           amount        value        amount        value
-----------------------------------------------------------------------------------------------
(in thousands)
Financial assets:
 Cash and equivalents..................     $  1,966     $  1,966     $ 54,783      $ 54,783
 Notes receivable......................           --           --        1,747         1,737

Financial liabilities:
 Short-term borrowings from
  nonaffiliates and affiliate..........      107,013      107,013      139,413       139,413
 Long-term debt, net...................      646,029      626,365      621,998       655,397

Cumulative preferred stock subject
 to mandatory redemption, including
 sinking fund requirements.............           --           --       33,080        34,466

HECO obligated mandatorily redeemable
 trust preferred securities of
 subsidiary trusts holding solely
 HECO and HECO-guaranteed
 debentures............................      100,000       80,750      100,000        96,952
-----------------------------------------------------------------------------------------------

Limitations
The Company makes fair value estimates at a specific point in time, based on relevant market information and information about the financial instrument. These

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries


--------------------------------------------------------------------------------

estimates do not reflect any premium or discount that could result if the Company were to sell its entire holding of a particular financial instrument at one time. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are provided for certain existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses could have a significant effect on fair value estimates and have not been considered.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries


16.  Summarized financial information (unaudited)
--------------------------------------------------------------------------------

Summarized financial information for HECO's consolidated electric utility subsidiaries, HELCO and MECO, follows:

Hawaii Electric Light Company, Inc.

December 31                                                         1999            1998
------------------------------------------------------------------------------------------
(in thousands)
Balance sheet data
Current assets........................................            $ 30,260        $ 35,473
Noncurrent assets.....................................             425,552         424,278
                                                                  --------        --------
                                                                  $455,812        $459,751
                                                                  ========        ========
Common stock equity...................................            $159,719        $157,269
Cumulative preferred stock, not subject to mandatory
  redemption..........................................               7,000           7,000
Current liabilities...................................              52,230          62,313
Noncurrent liabilities................................             236,863         233,169
                                                                  --------        --------
                                                                  $455,812        $459,751
                                                                  ========        ========

Years ended December 31                                     1999      1998       1997
------------------------------------------------------------------------------------------
(in thousands)
Income statement data
Operating revenues....................................      $159,681  $154,135    $161,120
Operating income......................................        22,273    19,360      18,467
Net income for common stock...........................        11,893    16,074      15,263
------------------------------------------------------------------------------------------

Maui Electric Company, Limited

December 31                                                         1999           1998
------------------------------------------------------------------------------------------
(in thousands)
Balance sheet data
Current assets........................................              $ 41,700      $ 41,103
Noncurrent assets.....................................               387,380       382,517
                                                                    --------      --------
                                                                    $429,080      $423,620
                                                                    ========      ========

Common stock equity...................................              $163,835      $157,402
Cumulative preferred stock, not subject to mandatory
  redemption..........................................                 5,000         5,000
Current liabilities...................................                30,296        32,052
Noncurrent liabilities................................               229,949       229,166
                                                                    --------      --------
                                                                    $429,080      $423,620
                                                                    ========      ========

Years ended December 31                                     1999        1998        1997
------------------------------------------------------------------------------------------
(in thousands)
Income statement data
Operating revenues....................................   $158,232     $137,923    $152,947
Operating income......................................     24,868       19,741      17,882
Net income for common stock...........................     15,206       12,369      13,260
------------------------------------------------------------------------------------------

HECO has not provided separate financial statements and other disclosures concerning MECO and HELCO because management has concluded that such financial statements and other information are not material to holders of securities issued by MECO or HELCO which have been fully and unconditionally guaranteed by HECO.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries


17.  Consolidated quarterly financial information (unaudited)
--------------------------------------------------------------------------------

Selected quarterly consolidated financial information for 1999 and 1998 follows:


                                               Quarters ended                                  Year ended
                                        --------------------------------------------------
1999                                    March 31       June 30     Sept. 30       Dec. 31       Dec. 31
-----------------------------------------------------------------------------------------------------------
(in thousands)
Operating revenues.................     $236,625      $250,858     $275,925    $   286,915      $ 1,050,323

Operating income...................       29,210        30,924       32,085         30,622          122,841

Net income for common
  stock............................       17,081        19,224       20,315         18,602           75,222

1998
-----------------------------------------------------------------------------------------------------------
(in thousands)

Operating revenues.................     $256,043      $242,204     $257,368    $   253,284      $ 1,008,899

Operating income...................       27,543        26,861       32,468         29,280          116,152

Net income for common
  stock............................       19,262        18,689       24,976        17,8491/1/       80,7761/1/
-----------------------------------------------------------------------------------------------------------

/1/ Includes the effect of MECO's reduction in costs of generating unit M17 of $3.4 million pretax and $3.0 million after tax.

Note: HEI owns all of HECO's common stock, therefore, per share data is not meaningful.

Independent Auditors' Report
--------------------------------------------------------------------------------

To the Board of Directors and Stockholder
Hawaiian Electric Company, Inc.:


   We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. (a wholly owned subsidiary of Hawaiian Electric Industries, Inc.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Honolulu, Hawaii
January 24, 2000

Directors and Officers
--------------------------------------------------------------------------------

                        HAWAIIAN ELECTRIC COMPANY, INC.

DIRECTORS
Robert F. Clarke, 57, 1990                             James K. Scott, 48, 1999
Richard Henderson, 71, 1970                            Anne M. Takabuki, 43, 1997 [1]
T. Michael May, 53, 1995                               Jeffrey N. Watanabe, 57, 1999
Paul A. Oyer, 59, 1985                                 Paul C. Yuen, 71, 1993 [1]
Diane J. Plotts, 64, 1991 [1]

[1] Audit committee member.
Note: Year indicates first year elected or appointed. All directors serve one year terms.

OFFICERS
Robert F. Clarke                                       Thomas L. Joaquin
Chairman of the Board                                  Vice President-Power Supply
T. Michael May                                         Paul A. Oyer
President and Chief Executive Officer                  Financial Vice President and
                                                       Treasurer
Jackie Mahi Erickson                                   Patricia U. Wong
Vice President-Customer Operations/General Counsel     Vice President-Corporate Excellence
Charles M. Freedman                                    Ernest T. Shiraki
Vice President-Corporate Relations                     Controller
Edward Y. Hirata                                       Molly M. Egged
Vice President-Regulatory Affairs and                  Secretary
Government Relations                                   Lorie Ann K. Nagata
Chris M. Shirai                                        Assistant Treasurer
Vice President-Energy Delivery

                      HAWAII ELECTRIC LIGHT COMPANY, INC.

DIRECTORS
T. Michael May                                         Barry K. Taniguchi
Richard Henderson                                      Donald K. Yamada
Warren H. W. Lee

OFFICERS
T. Michael May                                         Michael F. H. Chang
Chairman of the Board                                  Assistant Treasurer
Warren H. W. Lee                                       Paul N. Fujioka
President                                              Assistant Treasurer
Paul A. Oyer                                           Lorie Ann K. Nagata
Financial Vice President and Treasurer                 Assistant Treasurer
Edward Y. Hirata                                       Ernest T. Shiraki
Vice President                                         Assistant Treasurer
Molly M. Egged                                         Deorna L. Ikeda
Secretary                                              Assistant Secretary

                        MAUI ELECTRIC COMPANY, LIMITED
DIRECTORS
T. Michael May                                         Sanford J. Langa
Gladys C. Baisa                                        B. Martin Luna
William A. Bonnet                                      Anne M. Takabuki

OFFICERS
T. Michael May                                         Michael E. Kam
Chairman of the Board                                  Assistant Treasurer
William A. Bonnet                                      Lorie Ann K. Nagata
President                                              Assistant Treasurer
Paul A. Oyer                                           Stanley T. Nakamoto
Financial Vice President and Treasurer                 Assistant Treasurer
Edward Y. Hirata                                       Ernest T. Shiraki
Vice President                                         Assistant Treasurer
Molly M. Egged                                         Eileen S. Wachi
Secretary                                              Assistant Secretary

Information provided as of February 16, 2000

                                      36